SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☑
Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement   Confidential, for Use of
the Commission Only
(as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
☑  Definitive additional materials
Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12

Julius Baer Investment Funds

(Name of Registrant/s as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑  No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(2)  Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[Julius Baer Investment Funds Letterhead]

Dear Shareholder:

Recently, you should have received information regarding the Special Meeting of Shareholders of the Julius Baer Global High Yield Bond Fund (the “Fund”) scheduled for September 8, 2006. The proxy materials in the package asked you to vote on an important proposal affecting your investment in the Fund.

THE BOARD OF TRUSTEES HAS CONCLUDED THAT THE PROPOSAL IS IN THE BEST INTERESTS OF THE FUND AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

We have not received your vote. Please review the Proxy Statement you initially received and vote today by one of the methods listed below. If you were a Shareholder of the Fund as of July 11, 2006, even if you have recently redeemed your shares, your vote right now is important to the Fund.

How can I easily vote my shares today?

•	Log on to the Internet site shown on your proxy card(s) and follow the on-screen instructions; or

•	Dial the toll-free telephone number shown on your proxy card(s) and follow the recorded instructions; or

•	Mark, sign, and mail the enclosed proxy card in the postage-paid envelope provided.

If you would like to vote directly with a representative or if you have any questions about the proposal or proxy materials, please call our proxy solicitation firm, D.F. King & Co., Inc., toll free at 1-800-848-3402.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.